Exhibit 10.11

SUPPLY AGREEMENT

dated as of [●], 2017

between

[SELLER]

and

[BUYER]

TABLE OF CONTENTS

(Continued)

APPENDICES

APPENDIX 1	Seller Goods & Pricing Schedule
APPENDIX 2	Seller Standard Terms
APPENDIX 3	Seller’s Software License
APPENDIX 4	Integrity Guide for Suppliers, Contractors and Consultants and other requirements from the GE Supplier website
APPENDIX 5	Outstanding POs at Closing

SUPPLY AGREEMENT

This Supply Agreement, dated as of [●], 2017 (as amended, modified or supplemented from time to time in accordance with its terms, this “Supply Agreement”), is made by and between [Name of specific legal entity in the GE or Baker Hughes buying division], a [jurisdiction of organization] [legal entity structure], on behalf of itself and the legal entities operating on its behalf, and [Name of specific legal entity in the GE or Baker Hughes selling division], a [jurisdiction of organization] [legal entity structure], on behalf of itself and the legal entities operating on its behalf (each a “Party”, and collectively, the “Parties”). For purposes of this Supply Agreement, when one of the above entities sells to one of the above entities, the selling entity will hereafter be referred to as the “Seller” and the buying entity will hereafter be referred to as the “Buyer”, but each of [●] and [●] will be a Seller or Buyer as appropriate under the circumstances of this Agreement.

RECITALS

WHEREAS, General Electric Company, a New York corporation (“GE”), Baker Hughes Incorporated, a Delaware corporation (“BHI”) and certain subsidiaries of BHI entered into that certain Transaction Agreement and Plan of Merger, dated as of October 30, 2016 (as it may be amended from time to time, the “Transaction Agreement”);

WHEREAS, pursuant to the Transaction Agreement, GE will combine its oil and gas business (“GE O&G”) with BHI to create “Baker Hughes, a GE Company,” which, upon closing of the transaction, will operate as a public company traded on the New York Stock Exchange with approximately 62.5% of the voting stock owned by GE and approximately 37.5% of the voting stock owned by public shareholders (“Baker Hughes”);

WHEREAS, the Transaction Agreement requires delivery of this Supply Agreement on the Effective Date (as defined below); and

WHEREAS, Buyer desires to license software or purchase from Seller certain products, equipment or component parts and related services as supplied to Buyer during the Baseline Period as more fully described on Appendix 1 and excluding all Excluded Products, as well as such other products, equipment, or component parts and related services or software as the Parties may agree from time to time (each such software, product, equipment and or component parts or related service being a “Seller Good” and, collectively, the “Seller Goods”) and the Parties desire that this Supply Agreement and any POs issued, acknowledged and agreed to by Seller pursuant to this Supply Agreement establish the exclusive terms and conditions as to the transactions for the Seller Goods.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. The following capitalized terms used in this Supply Agreement shall have the meanings set forth below:

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such Person; however, for purposes of this Supply Agreement, (i) Baker Hughes and its Subsidiaries shall not be considered affiliates of GE and (ii) GE and its Subsidiaries (except for the Subsidiaries of Baker Hughes) shall not be considered affiliates of Baker Hughes.

“Baker Hughes” shall have the meaning set forth in the Recitals.

“Baseline Period” shall mean the 12-month period immediately preceding October 30, 2016.

“Business Day” shall mean a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Buyer” shall have the meaning set forth in the Preamble.

“Control” or “Controlling” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Effective Date” shall mean the date hereof.

“Excluded Products” shall mean any (i) GE Digital Services, including the GE entities-hosted Predix platform and related applications and (ii) any Professional or Consultancy Services.

“GE Digital Services” shall mean those products and services that are the subject of that certain GE Digital Master Products and Services Agreement, dated the date hereof, between GE Digital LLC and [Newco LLC].

“GE O&G” shall have the meaning set forth in the Recitals.

“Governmental Entity” shall mean any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

“Group” shall mean with respect to either Party, such Party (either Buyer or Seller, as applicable), as well as its Affiliates and their respective shareholders, officers, directors, employees. For the avoidance of doubt, Group shall not include, in connection with the PO to which the Seller Goods relate, a Party’s customer, joint venture partners, joint interest owners, co-lessees, consortium members or other partners, or contractors and subcontractors of any tier in connection with such PO. “Buyer Group” and “Seller Group” shall be construed accordingly. Seller Group does not include any member of Buyer Group and Buyer Group does not include any member of Seller Group.

“Initial Term” shall have the meaning set forth in Section 2.01.

“Law” shall mean any United States federal, state, local or non-United States statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including common law.

“Party” shall mean Seller and Buyer individually, and “Parties” means Seller and Buyer collectively, and, in each case, the legal entities operating on their behalf and entering into POs hereunder, and further in each case their permitted successors and assigns.

“Person” shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“POs” shall mean purchase orders issued by Buyer or any of its Affiliates to Seller for the Seller Goods during the Term.

“Professional or Consultancy Services” shall mean any service provided by or to GE or its Affiliates or by or to Baker Hughes or its Affiliates pursuant to a Long-Term Ancillary Agreement (as defined in the Transaction Agreement) but excluding this Supply Agreement.

“Regardless of Cause or Action” shall mean (to the maximum extent permitted by applicable Law), regardless of: cause, fault, default, negligence in any form or degree, strict or absolute liability, breach of duty (statutory or otherwise) of any person, including in each of the foregoing cases of the indemnified person, unseaworthiness of any vessel, or any defect in any premises/vessel; for all of the above, whether pre-existing or not and whether the damages, liabilities, or claims of any kind result from contract, warranty, indemnity, tort/extra-contractual or strict liability, quasi contract, Law, or otherwise.

“Representatives” shall mean the applicable Party’s respective directors, officers, members, employees, representatives, agents, attorneys, consultants, contractors, accountants, financial advisors and other advisors.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Goods” shall have the meaning set forth in the Preamble.

“Seller’s Software License” shall mean each applicable license set forth on Appendix 3 hereto.

“Seller Standard Terms” shall mean each applicable Seller’s terms and conditions for sale or license of the Seller Goods and attached as Appendix 2 (for certain products, equipment or component parts and related services) and Appendix 3 (for certain Seller software, including software as a service (SaaS), embedded software, or software that is installed on Buyer’s equipment), including geographic variations for each such Seller Standard Terms as currently in use at the time of execution of this Supply Agreement, in each case, with such amendments, modifications and supplements to each such applicable standard terms as the applicable Seller may adopt from time to time, but solely to the extent such amendments, modifications and supplements are required by applicable Law or as otherwise agreed to in writing by the Parties.

“Site” shall mean the premises where Seller Goods are used or services are performed, not including Seller’s premises from which it performs services.

“Subsidiary” shall mean with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Supply Agreement” shall have the meaning set forth in the Preamble.

“Tax” shall have the meaning set forth in the Transaction Agreement.

“Trigger Date” shall have the meaning set forth in that certain Stockholders Agreement between GE and Baker Hughes dated as of the date hereof, as it may be amended or modified.

ARTICLE II

TERM AND TERMINATION

Section 2.01 Term. The term of this Supply Agreement shall commence on the Effective Date and shall continue for a period of sixty (60) months (the “Initial Term”). Following the Initial Term, this Supply Agreement shall automatically renew on a yearly basis until the Trigger Date (including the Initial Term, the “Term”). Upon the Trigger Date, the terms of this Supply Agreement shall continue to govern all POs governed by this Supply Agreement that are entered into between the Parties prior to the Trigger Date.

Section 2.02 Seller’s Obligations on Termination of this Supply Agreement. Unless otherwise specified by Buyer, and to the extent not already provided for in any PO, upon Seller’s receipt of a notice of termination of this Supply Agreement, Seller shall promptly: (a) stop work under any POs outstanding as of such notice date as directed in the notice; (b) place no further subcontracts/orders in respect of any such outstanding POs; (c) terminate, or if requested by Buyer assign, all such outstanding POs; and (d) deliver all completed work, work in process, designs, drawings, specifications, documentation and materials required or produced expressly for such terminated POs that have been paid for in full by Buyer.

ARTICLE III

SCOPE

Section 3.01 Scope. This Supply Agreement shall apply to all POs issued by Buyer or any of its Affiliates to Seller for the Seller Goods on or following the Effective Date during the Term. No pre-printed, click through, click wrap or reverse side terms and conditions included in document(s) of either Party, other than the Seller Standard Terms, shall be binding or have any legal effect whatsoever on this Supply Agreement and/or any POs.

ARTICLE IV

PURCHASE AND SUPPLY OF SELLER GOODS

Section 4.01 Purchasing Commitment.

(a) During the Term, Buyer or any of its Affiliates acting on its behalf may purchase from Seller any or all of the Seller Goods.

(b) The Parties hereby acknowledge that the quantities of Seller Goods (i) are subject to adjustment at the discretion of Buyer based on its actual volume, customer and business requirements and (ii) shall not, other than with respect to accepted POs, constitute a commitment or obligation by Buyer or any Affiliate to purchase any minimum percentage or volume of Seller Goods from Seller or any other entity.

Section 4.02 Supplying Commitment.

(a) Seller shall sell any or all of the Seller Goods to Buyer or any of its Affiliates pursuant to any POs accepted by Seller in its discretion in accordance with the terms of this Supply Agreement.

(b) At all times during the Term, Seller agrees to possess and maintain the necessary capacity, machinery, personnel and resources to sell to Buyer or any of its Affiliates at least the volume of Seller Goods set forth in all outstanding POs accepted by Seller in its discretion pursuant to this Supply Agreement.

(c) Subject to the manufacturing and delivery forecasting provisions of the applicable PO, Seller shall not discriminate between Buyer, on the one hand, and any other customer of Seller, on the other, in the scheduling or the provision of any of the Seller Goods, but nothing in this Supply Agreement shall entitle Buyer to any priority over other customers in such scheduling or provision, unless such is expressly agreed to in writing by Buyer and Seller in the applicable PO.

ARTICLE V

PURCHASE ORDERS

Section 5.01 Outstanding POs at Closing. Seller shall fulfil all POs issued by Buyer and accepted by Seller in writing as of the Effective Date with respect to the Seller Goods as set forth on Appendix 5, at the prices specified in such POs and upon the terms already in place; provided that such terms are in the ordinary course consistent with past practice during the Baseline Period. For any POs accepted on or following the Effective Date , this Supply Agreement will supersede any existing agreements between Buyer on the one hand, and Seller, on the other hand, for the purchase or license of Seller Goods.

Section 5.02 PO Contents. All purchases or licenses of the Seller Goods under this Supply Agreement shall be subject to the issuance of a PO by Buyer or any of its Affiliates and the acceptance of such PO by Seller pursuant to the applicable Seller Standard Terms. POs issued by Buyer or any of its Affiliates pursuant to this Supply Agreement shall contain at a minimum:

(a) a PO number;

(b) a Seller Good description or reference and scope of supply;

(c) the required delivery date or dates or delivery forecast and delivery terms (determined consistently with the practices of the applicable Seller and Buyer during the Baseline Period with respect to such forecasting) if different from the terms set forth in the applied Seller Standard Terms;

(d) the applicable prices as determined in accordance with Section 8.01 of this Supply Agreement or as otherwise agreed in writing between the Parties;

(e) the quantities to be released for delivery;

(f) any applicable technical requirements;

(g) any clauses required by applicable Law;

(h) any clauses requested by Buyer, including to comply with its customer terms, that are different from the Seller Standard Terms, which will be highlighted in the PO in order to ensure that Seller is aware of and can expressly agree to and comply with such clauses, and, provided that Seller is not required to agree to any such Buyer requests; and

(i) a statement on the face of the PO that reads as follows: “The parties agree that notwithstanding any reference to any other document, this purchase order shall be governed by that certain Supply Agreement entered into by [Seller] and [Buyer] on [the Effective Date]”; provided that the terms of this Supply Agreement shall apply notwithstanding the absence of such statement on the face of any PO between the Parties during the Term of this Supply Agreement.

Section 5.03 Modifications and Scheduling POs.

(a) All delivery dates, shipping instructions, quantities ordered and other like terms of a PO may be revised upon the issuance by Buyer to Seller of a change order in writing; provided that any and all changes set forth in such change orders must first be mutually agreed to by and between Buyer and Seller. If any such change results in an increase or decrease in the cost or time required for the performance of the work under the PO, there shall be a mutually agreed equitable adjustment of the PO price and the scheduled delivery date(s). Buyer shall pay for all work that Seller commenced for which the Seller has incurred costs under the PO prior to any quantities being decreased. Seller shall not be obligated to proceed with any requested changed or extra work, or other terms, until the price of such change and its effect on the scheduled delivery date(s) have been agreed upon and effected by a change order.

(b) Seller agrees to provide a general schedule and confirmation of completion/shipment date(s) at the time a PO is placed and accepted; provided that none of these schedules or confirmations shall modify any applicable agreed delivery date(s) set forth in the relevant POs as accepted by Seller. Subject to appropriate safeguards for the protection of Seller’s proprietary information and upon reasonable advance request, Seller also agrees to allow Buyer’s [Fulfilment and Supplier Quality Engineer][staff] regular access to its facilities to review the PO status and quality, and to provide a bi-monthly report on schedule status. In the event that any portion of the Seller Goods falls behind schedule, Seller shall (a) provide a detailed schedule and verbal updates as needed with regard to the status of the PO completion and (b) allow for on-site expediting by Buyer or an agent appointed by them.

Section 5.04 Acceptance of POs. All POs, acceptances, change orders and other writings or electronic communications between the Parties, regardless of whether stated on the face of the PO or not, shall be (i) governed by this Supply Agreement and (ii) shall be deemed a separate and independent contract between Seller and Buyer from any other PO issued hereunder.

ARTICLE VI

TERMS & CONDITIONS OF PURCHASE

Section 6.01 Terms & Conditions of Purchase.

(a) Purchases made by Buyer of Seller Goods shall be subject to the following:

(i) the terms of this Supply Agreement;

(ii) the applicable Seller Standard Terms; and

(iii) subject to Section 5.02(h), any additional terms contained in POs issued hereunder (including, on a PO by PO basis, any modifications to the Seller Standard Terms that the Parties may, from time to time, agree to in writing following negotiations as may be required to meet the specification and contractual requirements of Buyer or Buyer’s end customer).

(b) In the event of a conflict, the following order of precedence will prevail:

(i) the terms of this Supply Agreement, excluding the applicable Seller Standard Terms and Seller’s Software License;

(ii) the terms of any POs issued hereunder;

(iii) Seller’s Software License for the license of Seller’s software;

(iv) the applicable Seller Standard Terms; and

(v) Drawings, specifications and related documents specifically incorporated by reference herein or in any PO.

ARTICLE VII

ALLOCATION OF LIABILITY

Section 7.01 Limitation of Liability. Notwithstanding anything to the contrary contained in this Supply Agreement or the applicable Seller Standard Terms, the Parties hereby agree that neither the Buyer nor the Seller shall be liable to the other for any loss of profit or revenues, loss of use of equipment or systems, interruption of business, cost of replacement power, cost of capital, downtime costs, increased operating cost, or any consequential, indirect, incidental, special or punitive damages Regardless of Cause or Action or claims of Buyer’s customers for the foregoing types of damages.

ARTICLE VIII

PRICING, PAYMENT TERMS AND INVOICING

Section 8.01 Pricing and Payment Terms.

(a) Pricing for the Seller Goods set forth on Appendix 1 shall be based on the methodology set forth thereon. Charges in addition to those determined by the applicable pricing methodology (including charges in respect of terms pursuant to Section 6.01(a)(iii)) shall be agreed to in writing by Buyer and Seller.

(b) Pricing for the Seller Goods not set forth on Appendix 1 shall be determined based on pricing methodologies used by Seller for pricing such Seller Goods during the Baseline Period and in the absence of past orders on an arms’ length basis.

Section 8.02 Invoicing. Buyer shall pay or settle each invoice from Seller, either directly by wire transfer or through GE’s inter-company settlement system, no later than [●] days after Buyer’s receipt of Seller’s invoice.

Section 8.03 Taxes.

(a) Pricing for Seller Goods is exclusive of, and Buyer shall bear and timely pay, any and all sales, use, value-added, transfer and other similar Taxes (and any related interest and penalties) imposed on, or payable with respect to, any Seller Goods purchased by Buyer pursuant to this Supply Agreement; provided that (i) to the extent such Taxes are required to be collected and remitted by Seller, Buyer shall pay such Taxes to such Seller upon receipt of an invoice from such Seller, and (ii) for the avoidance of doubt, such Pricing shall be inclusive of, and Seller shall bear, any income similar Taxes imposed on or payable by Seller.

(b) Cooperation The Parties will take reasonable steps to cooperate to minimize the imposition of, and the amount of, Taxes described in this Section 8.03.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Authority. Each Party represents that it has full power and authority to enter into and perform this Supply Agreement. Each Party represents that those persons signing this Supply Agreement on behalf of such Party are duly authorized Representatives of such Party and properly empowered to execute this Supply Agreement.

Section 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight mail, shall be deemed to have been duly given upon receipt) by delivery in person or overnight mail to the respective Parties, delivery by facsimile transmission (providing confirmation of transmission) to the respective Parties or delivery by electronic mail transmission (providing confirmation of transmission) to the respective Parties. Any notice sent by facsimile transmission or electronic mail transmission shall be deemed to have been given and received at the time of confirmation of transmission. All notices, requests, claims, demands and other communications hereunder shall be addressed as follows, or to such other address, facsimile number or email address for a Party as shall be specified in a notice given in accordance with this Section 9.02.

(a) If to Seller:

[Seller]

Attention: [●]

Telephone: [●]

Facsimile: [●]

Email: [●]

(b) If to Buyer:

[Buyer]

Attention: [●]

Telephone: [●]

Facsimile: [●]

Email: [●]

Section 9.03 Entire Agreement, Waiver and Modification. This Supply Agreement, the applicable Seller Standard Terms and any POs issued hereunder are the complete and exclusive statement of the agreement between the Parties relating to the subject matter hereof. No modification, termination or waiver of any provision hereof shall be binding upon a Party unless made in writing and executed by an authorized Representative of such Party.

Section 9.04 No Third-Party Beneficiaries. This Supply Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Supply Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of Seller or Buyer, or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Supply Agreement.

Section 9.05 Compliance with Laws and Regulations.

(a) Each Party hereto shall be responsible for its own compliance with any and all Laws applicable to its performance under this Supply Agreement. No Party will take any action in violation of any such applicable Law that would reasonably be likely to result in liability being imposed on the other Party. Seller acknowledges that it has received, reviewed and agrees to follow the GE Integrity Guide for Suppliers, Contractors and Consultants, and other requirements of GE Suppliers hyperlinked or attached hereto as Appendix 4. The policies and procedures outlined in Appendix 4 shall apply to Baker Hughes or GE when it acts as Seller hereunder regardless of whether it has adopted or modified such policies.

(b) The PO price is based on Seller’s design, manufacture and delivery of the Seller Goods pursuant to (a) its design criteria, manufacturing processes and procedures and quality assurance program, (b) those portions of industry specifications, codes and standards in effect as of the date of the PO that are applicable to the Seller Goods, and (c) United States Federal, State and local laws and rules of Governmental Entities in effect and applicable to the Seller Goods on the date of the PO.

Section 9.06 Governing Law; Dispute Resolution.

(a) This Supply Agreement and any disputes (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

(b) The parties exclude application of the United Nations Convention on Contracts for the International Sale of Goods.

(c) Any dispute arising out of or in connection with this Supply Agreement or any POs issued under it between Buyer and Seller should be resolved as rapidly as reasonably possible pursuant to good faith discussion between the respective project or transaction level employees. If a dispute cannot be resolved between the project or transaction level employees within four (4) weeks of the dispute arising, the project or transaction level employees should submit the dispute to the leaders of their respective businesses for resolution. If the business leaders are unable to resolve the dispute promptly, it should be escalated to the Chief Executive Officer of Baker Hughes and the Chief Executive Officer of the relevant Tier 1 GE business (or such other equivalent officer as designated by such Tier 1 GE business Chief Executive Officer). If the dispute is nonetheless unresolved, the dispute resolutions procedures in (d) below shall apply.

(d) Any dispute arising out of or in connection with this Supply Agreement or an individual PO that cannot be settled by the negotiation procedure set forth in Section 9.06(c) shall be resolved in accordance with the dispute resolution provision in Seller Standard Terms.

Section 9.07 Confidentiality. In addition, and not in contravention, to the confidentiality provisions set forth in the Seller Standard Terms and the Transaction Agreement, the Parties agree as follows:

(a) In connection with this Supply Agreement, Seller and Buyer (as to information disclosed, the “Disclosing Party”) may each provide the other Party (as to information received, the “Receiving Party”) with Confidential Information. “Confidential Information” means (a) all pricing for Seller Goods, (b) all information that is designated in writing as “confidential” or “proprietary” by the Disclosing Party at the time of written disclosure, and (c) all information that is orally designated as “confidential” or “proprietary” by the Disclosing Party at the time of oral disclosure and is confirmed to be “confidential” or “proprietary” in writing within 10 days after oral disclosure. The obligations of this Section 9.07 shall not apply as to any portion of the Confidential Information that: (i) is or becomes generally available to the public other than from disclosure by the Receiving Party, its Representatives or its Affiliates; (ii) is or becomes available to the Receiving Party or its Representatives or its Affiliates on a non-confidential basis from a source other than the Disclosing Party when the source is not, to the best of the Receiving Party’s knowledge, subject to a confidentiality obligation to the Disclosing Party with respect to such information; (iii) is independently developed by Receiving Party, its Representatives or its Affiliates, without reference to the Confidential Information as evidenced by written documents; or (iv) is approved for disclosure in writing by the Disclosing Party.

(b) The Receiving Party agrees, (i) to use the Confidential Information only in connection with this Supply Agreement and permitted use(s) and maintenance of the Seller Goods, (ii) to take reasonable measures to prevent disclosure of the Confidential Information, except to its Representatives who have a need to know such information for such Party to perform its obligations under this Supply Agreement or in connection with the permitted use(s) and maintenance of the Seller Goods, and (iii) not to disclose the Confidential Information to a competitor of the Disclosing Party. The Receiving Party further agrees to obtain a commitment from any recipient of Confidential Information to comply with the terms of this Section 9.07 before disclosing the Confidential Information.

(c) If the Receiving Party or any of its Affiliates or Representatives is required by Law, legal process or a Governmental Entity to disclose any Confidential Information, that Party agrees to provide the Disclosing Party with prompt written notice to permit the Disclosing Party to seek an appropriate protective order or agency decision or to waive compliance by the Receiving Party with the provisions of this Section 9.07. If, absent the entry of a protective order or other similar remedy, the Receiving Party is based on the advice of its counsel legally compelled to disclose such Confidential Information, such Party may furnish only that portion of the Confidential Information that has been legally compelled to be disclosed, and shall exercise its reasonable efforts in good faith to obtain confidential treatment for any Confidential Information so disclosed.

(d) Upon written request of the Disclosing Party, the Receiving Party shall promptly at its option either: (i) return all Confidential Information disclosed to it or (ii) destroy (with such destruction certified in writing by the Disclosing Party) all Confidential Information, without retaining any copy thereof, except to the extent retention is necessary for the limited purpose to enable permitted use(s) and maintenance of the Seller Goods. No such termination of this Supply Agreement or return or destruction of any Confidential Information will affect the confidentiality obligations of the Receiving Party all of which will continue in effect as provided in this Supply Agreement.

(e) No Party shall make any press release or similar public announcement with respect to this Supply Agreement or any of the matters referred to herein.

Section 9.08 Counterparts; Electronic Transmission of Signatures. This Supply Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 9.09 Survival. The provisions of Article VI, Article VII, Article VIII, and Article IX of this Supply Agreement shall survive its termination.

Section 9.10 Assignment. Neither Buyer nor Seller shall be entitled to assign this Supply Agreement or any PO that incorporates this Supply Agreement to a third party non-Affiliate without the prior written consent of the other Party. Any assignee of Seller or Buyer shall be bound by the terms and conditions of this Supply Agreement.

Section 9.11 Rules of Construction. Interpretation of this Supply Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Appendix are references to the Articles, Sections, paragraphs and Appendices of this Supply Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Supply Agreement, including the Appendices and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Supply Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic mail form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Supply Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Supply Agreement; (j) Seller and Buyer have each participated in the negotiation and drafting of this Supply Agreement and all appendices and if an ambiguity or question of interpretation should arise, this Supply Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in any of this Supply Agreement; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; and (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Supply Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

Section 9.12 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of Seller or Buyer shall have any liability for any obligations or liabilities of such Party under this Supply Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 9.13 Audit. Seller shall maintain a complete and correct set of records pertaining to expenses and other reimbursable costs that have been invoiced to the Buyer pursuant to the provision of Seller Goods under this Supply Agreement and compliance with Law (if Seller Goods being procured are in support of a United States government end customer or an end customer funded in whole or in part by the United States government) applicable to Seller’s performance under this Supply Agreement (the “Records”). Upon the expiration or termination of this Supply Agreement, Buyer shall have the right, for 12-months from such expiration or termination, upon reasonable prior notice and during normal business hours, at Buyer’s election and expense, to conduct one reasonable audit of the Records of Seller through an audit conducted by an independent third party auditor. Seller shall take all reasonable measures to ensure the safety of any auditor who is present on its premises.

Section 9.14 Independent Contractors. The relationship of Seller and Buyer established by this Supply Agreement is that of independent contractors.

IN WITNESS WHEREOF, the Parties have caused this Supply Agreement to be executed on the date first written above by their respective duly authorized officers.

[SELLER]

By:
Name:
Title:

[BUYER]

By:
Name:
Title: